Exhibit 99.(h)(12)

Amendment to

Sub-Administation agreement

This AMENDMENT to SUB-ADMINSITRATION AGREEMENT (the “Amendment”) made as of March 21, 2016, among Cavanal Hill Investment Management, Inc., (formerly known as AXIA Investment Management, Inc., and Bok Investment Advisers, Inc.), an Oklahoma corporation (the “Administrator”) and Citi Fund Services Ohio, Inc. (formerly known as BISYS Fund Services Ohio, Inc.), an Ohio corporation (“Citi”), to that certain Sub-Administration Agreement, dated July 1, 2004, between the Administrator and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services for Portfolios of the Trust (individually referred to as a “Fund” and collectively, the “Funds”);

WHEREAS, Citi and the Administrator wish to enter into this Amendment to the Agreement in order to change the names of two Funds currently receiving sub-administration services as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrator and Citi hereby agree as follows:

1.	Effective Date.

The effective date of this Amendment shall be April 1, 2016.

2.	Fund Name Changes.
(a) The Cash Management Fund will now be known as the Government Securities Money Market Fund.

(b) The Balanced Fund will now be known as the Active Core Fund.

3.	Schedule A.
(a) Schedule A, Part I of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A, Part I.

(b) The Marketing Documents and Fees table in Section II of Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

Item	Update Frequency	Monthly Fee	Quarterly Fee	Annual Fee

Commentary Pricing (per page price $350.00, total quarterly or annual fee may vary based on product production)			$ 2,450	$ 9,800
Capital Markets Outlook	Quarterly
Equity Market Commentary	Quarterly
Fixed Income Market Commentary	Quarterly
Money Market Commentary	Quarterly
Equity Fund Commentary	Quarterly
Fixed Income Fund Commentary	Quarterly
Money Market Fund Commentary	Quarterly
Opportunistic Fund Commentary	Quarterly

Quarterly Fund Fact Sheet Pricing (per page price $300.00, total quarterly or annual fee may vary based on product production)			$ 4,800	$19,200
Fund Fact Sheet - U.S. Treasury - Inst. Share Class	Quarterly
Fund Fact Sheet - U.S. Treasury - Admin Share Class	Quarterly
Fund Fact Sheet - U.S. Treasury - Service Share Class	Quarterly
Fund Fact Sheet – Government Securities - Inst. Share Class	Quarterly
Fund Fact Sheet – Government Securities - Admin. Share Class	Quarterly
Fund Fact Sheet – Government Securities - Service Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Reserve Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Admin. Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Service Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Select Share Class	Quarterly
Fund Fact Sheet - U.S. Large Cap Core Equity	Quarterly
Fund Fact Sheet - Opportunistic	Quarterly
Fund Fact Sheet – Active Core	Quarterly
Fund Fact Sheet - Bond	Quarterly
Fund Fact Sheet - Short Term Income	Quarterly
Fund Fact Sheet - Intermediate Bond	Quarterly
Fund Fact Sheet - Intermediate Tax-Free Bond	Quarterly
Landscape Money Market Performance Sheet	Quarterly		$ 900	$ 3,600
Monthly Fact Sheet Pricing		$ 2,100	$ 6,300	$25,200
Landscape Fund Fact Sheet - U.S. Treasury - Inst. Share Class	Monthly
Landscape Fund Fact Sheet - U.S. Treasury - Admin Share Class	Monthly

Item	Update Frequency	Monthly Fee	Quarterly Fee	Annual Fee
Landscape Fund Fact Sheet – Government Securities - Inst. Share Class	Monthly
Landscape Fund Fact Sheet – Government Securities - Admin. Share Class	Monthly
Landscape Fund Fact Sheet - Tax Free Money Market - Reserve Share Class	Monthly
Landscape Fund Fact Sheet - Tax Free Money Market - Admin. Share Class	Monthly
Fund Performance Update - Fixed Income	Monthly
Fund Performance Update - Equity	Monthly
Fund Performance Update - Money Market - Inst. Share Class	Monthly
Fund Performance Update - Money Market - Admin. Share Class	Monthly
Fund Performance Update - Money Market - Service Share Class	Monthly
Fund Performance Update - Money Market - Select Share Class	Monthly
Fund Performance Update for Bond Funds	Monthly

Callan Chart	Quarterly		$ 350	$ 1,400
GRAND TOTAL - MARKETING DOCUMENTS & FEES				$59,200

4.	Representations and Warranties.

(a)      The Administrator represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)      Citi represents that it has full power and authority to enter into and perform this Amendment.

5.	Miscellaneous.
(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Brian Henderson

Name:	J. Brian Henderson

Title:	President

Date:	March 21, 2016

CITI FUND SERVICES OHIO, INC.

By:	/s/ Peter Hill

Name:	Peter Hill

Title:	Vice President

Date:	March 21, 2016

SCHEDULE A

TO THE SUB-ADMINISTRATION AGREEMENT

AS OF APRIL 1, 2016

I.	Portfolios: This Agreement shall apply to all Portfolios of the Trust either now or hereafter created. The current portfolios and classes of the Trust are set forth below (collectively, the “Portfolios”):

U.S. Large Cap Equity Fund No-Load Investor Institutional A C	U.S. Treasury Fund Administrative Service Institutional Select[1] Premier[1]
Active Core Fund No-Load Investor Institutional A C	Government Securities Money Market Fund Administrative Institutional Select[1] Premier
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Reserve Select Premier
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A	Opportunistic Fund No-Load Investor Institutional A C
World Energy Fund No-Load Investor Institutional A C

1 As of the Effective Date, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.